Exhibit 99.1
Polypore International Reports Second Quarter 2007 Results
For Immediate Release
CHARLOTTE, NC — August 7, 2007 — Polypore International, Inc. (NYSE: PPO) today announced net sales of $131.7 million for the second quarter ended June 30, 2007, representing a 7% increase over the second quarter of 2006. Second quarter operating income was $24.6 million, compared to $22.1 million in the comparable prior year period, representing a 12% increase.
Net loss in the second quarter was $1.1 million, or $0.04 per diluted share, compared to a net loss of $1.4 million in the second quarter of 2006, or $0.05 per diluted share. The second quarter 2007 net loss includes interest expense of $23.8 million, compared to $23.7 million in the same period of the prior year. As discussed in the “Initial Public Offering and Related Transactions” section of this release, interest expense is expected to decline significantly in future periods.
For the six months ended June 30, 2007, compared to the six months ended July 1, 2006: net sales were $261.5 million, up 10% from $238.4 million; operating income was $49.2 million, an 18% increase from $41.7 million; and net income was $1.1 million, or $0.04 per diluted share, up from a net loss of $2.7 million, or $0.11 per diluted share. Net income in the first half of 2007 includes interest expense of $47.5 million, compared to $45.8 million in the same period last year.
“We are pleased with the year-on-year growth we achieved in the business, and performance is in line with our expectations,” said Robert Toth, President and Chief Executive Officer, Polypore International, Inc. “Our breadth of proprietary process and product technologies, combined with our global infrastructure, positions Polypore to continue leveraging our core capabilities in microporous membranes.”
Adjusted EBITDA
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as defined in Polypore’s new senior secured credit facility, was $38.0 million in the second quarter of 2007 compared to $38.2 million in the second quarter of 2006. Adjusted EBITDA for the twelve months ended June 30, 2007 was $146.0 million, up from $132.9 million in the comparable prior period. EBITDA and Adjusted EBITDA are defined and reconciled to GAAP as noted below.

Q207 Earnings Release
While net sales increased in the second quarter 2007, Adjusted EBITDA declined slightly from the same period in 2006 largely due to the impact of the Company’s 2006 restructuring plan, in which the Company exited the production of cellulosic membranes and realigned the cost structure of its Wuppertal, Germany facility. In 2006, the Company fully produced for customers’ future cellulosic membrane demand, maximizing production and realizing significant production efficiencies. In 2007, the Company is selling the residual inventory produced during 2006 at minimal gross profit and EBITDA.
Energy Storage
Net sales for the energy storage segment in second quarter 2007 were $92.5 million, an increase of $4.7 million or 5.4% over the prior year. The increase was due to a 9.0% gain in lead-acid battery separator sales, offset by a decrease of 5.9% in lithium battery separator sales. The decrease in lithium reflects a more even sales distribution over the first two quarters of 2007 relative to the quarterly sales in the first half of 2006. The increase in energy storage includes the positive impact of dollar/euro exchange rate fluctuations of $2.1 million.
The Company is currently expanding capacity in both its lead-acid and lithium separator businesses.
Energy storage gross profit was $35.9 million for the second quarter of 2007, compared to $34.5 million for the same period in the prior year. Gross profit as a percent of net sales was 38.8% in the quarter, which was comparable to 39.3% for the same period in the prior year.
Separations Media
Second quarter net sales in separations media segment were $39.2 million, up $3.9 million or 11.0% from the second quarter 2006. The increase was primarily due to 19.0% sales growth in filtration and specialty and 7.8% growth in healthcare products. The increase in separations media includes the positive impact of dollar/euro exchange rate fluctuations of $2.1 million.
Separations media gross profit was $12.0 million, up from $10.1 million for the same period in the prior year. Gross profit as a percent of net sales increased to 30.6% for the second quarter, as compared to 28.6% in the prior year, largely driven by an increase in filtration sales.

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Initial Public Offering and Related Transactions
On July 3, 2007, the Company completed its initial public stock offering of 15,000,000 shares of common stock at a public offering price of $19.00 per share. Public trading of the Company’s common stock began on June 28, 2007, on the New York Stock Exchange, under the ticker symbol PPO.
The Company’s stock began trading on June 28, 2007 and the Company received the net IPO proceeds of approximately $267.9 million on July 3, 2007. In July 2007, the Company used the net proceeds—together with cash of $25.7 million—to purchase the Company’s 10.5% senior discount notes due 2012. The Company paid $293.6 million to purchase the 10.5% senior discount notes, which had an accreted value of $264.1 million at the date of purchase. The tender and redemption premiums of approximately $29.5 million will be recognized as expense in the third quarter of 2007. Interest expense on these notes was approximately $6.7 million and $13.2 million in the three- and six-month periods ended June 30, 2007, respectively. The Company expects to realize interest savings of approximately $13.6 million for the remainder of 2007 as a result of the purchase of these notes.
Also, on July 3, 2007, the Company refinanced Polypore, Inc.’s senior secured credit facility with a new senior secured credit facility that provides improved financial flexibility and lower interest rate spreads. The new credit facility provides for the following: a $322.9 million term loan facility; a €35.0 million term loan facility ($47.2 million at July 3, 2007); and a $90.0 million revolving credit facility which remains undrawn.
During the third quarter of 2007, the Company will write off $10.9 million of loan acquisition costs associated with the previous senior secured credit facility and the 10.5% senior discount notes.
Based on interest rates at June 30, 2007, the new credit agreement—including amortization of loan acquisition costs—is expected to result in interest savings of approximately $2.2 million over the remainder of 2007.
Additionally, on July 31, 2007, Polypore, Inc. merged with and into the Company, and the Company assumed all of Polypore, Inc.’s obligations, including the senior secured credit facility and its 8.75% senior subordinated notes due 2012.

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Conference Call
Polypore International, Inc. will hold a conference call to discuss second quarter 2007 results on Wednesday, August 8, 2007 at 9:00 AM Eastern time. The call will be webcast live and archived for one week in the Investor Relations section of the company’s web site at http://investor.polypore.net/.
Additionally, a replay of the conference call will be available through August 15, 2007 via telephone at 888-203-1112 (in the U.S.) or 719-457-0820 (International). Enter code 9443091.
About Polypore International, Inc.
Polypore International, Inc. is a global high technology filtration company specializing in microporous membranes. Polypore’s flat sheet and hollow fiber membranes are used in specialized applications that require the removal or separation of various materials from liquids, primarily in the ultrafiltration and microfiltration markets. Based in Charlotte, NC, Polypore International, Inc. is a market leader with manufacturing facilities or sales offices in nine countries serving six continents. See www.polypore.net.
Investor Contact: Polypore Investor Relations — 704-587-8886 or investorrelations@polypore.net.
This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit facility; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the failure to replace lost senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the adverse impact on our financial condition from past restructuring activities; the failure to effectively integrate newly acquired operations; the absence of expected returns from the amount of intangible assets we have recorded; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Q207 Earnings Release
Polypore International, Inc.
Condensed consolidated statements of operation
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006

Net sales	$131,736	$123,094	$261,517	$238,387
Cost of goods sold	83,835	78,461	165,335	153,441

Gross profit	47,901	44,633	96,182	84,946
Selling, general, and administrative expenses	23,211	22,018	46,855	44,516
Business restructuring	82	553	135	1,325
Change in accounting principle related to postemployement benefits	—	—	—	(2,593)

Operating income	24,608	22,062	49,192	41,698
Other (income) expense:
Interest expense, net	23,829	23,662	47,472	45,762
Foreign currency and other	507	1,282	374	1,981

	24,336	24,944	47,846	47,743

Income (loss) before income taxes	272	(2,882)	1,346	(6,045)
Income taxes	1,323	(1,508)	287	(3,111)

Income (loss) before cumulative effect of change in account principle	(1,051)	(1,374)	1,059	(2,934)
Cumulative effect of a change in accounting principle related to stock compensation, net of income taxes of $139	—	—	—	231

Net income (loss)	$(1,051)	$(1,374)	$1,059	$(2,703)

Net income (loss) per share — basic and diluted:
Income (loss) before cumulative effect of a change in accounting principle	$(0.04)	$(0.05)	$0.04	$(0.12)
Cumulative effect of a change in accounting principle related to stock compensation, net of income taxes of $139	—	—	—	0.01

Net income (loss)	$(0.04)	$(0.05)	$0.04	$(0.11)

Weighted average shares outstanding — basic (1)	25,801,434	25,286,638	25,572,001	25,278,790
Effect of dilutive stock options (1)	—	—	178,577	—

Weighted average shares outstanding — diluted (1)	25,801,434	25,286,638	25,750,578	25,278,790

(1) Adjusted to give effect for the stock split of 147.422-for-one on June 25, 2007.

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Polypore International, Inc.
Condensed consolidated balance sheets
(in thousands)

	June 30, 2007	December 30,
	(unaudited)	2006 (a)

Assets:
Cash and equivalents	$70,075	$54,712
Other current assets	184,290	183,237
Property, plant and equipment, net	373,410	363,526
Goodwill	568,812	567,587
Intangibles and loan acquisition costs, net	194,794	204,645
Other	16,925	16,153

Total assets	$1,408,306	$1,389,860

Liabilities and shareholders’ equity:
Current liabilities	82,853	90,381
Debt and capital lease obligations, less current portion	1,059,910	1,043,591
Other	193,049	186,226
Shareholders’ equity	72,494	69,662

Total liabilities and shareholders’ equity	$1,408,306	$1,389,860

(a) Derived from audited consolidated financial statements.

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Adjusted EBITDA
Under our new senior secured credit facility, when loans are outstanding under the revolving credit facility, the credit agreement requires us to meet a maximum senior leverage ratio. Compliance with the maximum senior leverage ratio is determined based on a calculation of “Adjusted EBITDA”, in which certain items are added back to EBITDA. These items include non-cash charges, impairments and expenses other than depreciation and amortization and restructuring costs and payments.
Reconciliation of Adjusted EBITDA
(in millions)

	Three Months	Twelve Months
	Ended	Ended
	June 30, 2007	June 30, 2007

Net (loss)	$(1.1)	$(25.8)
Add:
Depreciation	7.9	37.8
Amortization	4.5	17.8
Interest expense, net	23.8	94.0
Provision for income taxes	1.3	(19.7)

EBITDA	36.4	104.1
Foreign currency loss	0.6	2.1
Loss on disposal of property, plant, and equipment	0.5	1.6
Stock compensation	0.1	0.8
Business restructuring	0.1	17.8
Asset impairment (1)	—	17.5
Other non-cash charges	0.3	0.9
Non-recurring charges	—	1.2

Adjusted EBITDA	$38.0	$146.0

(1) Represents the non-cash asset impairment recognized in connection with the 2006 restructuring plan.